Exhibit 99.1

                                                                         NEWS

Mike Lovett Named President and Chief Executive Officer
of Charter Communications

St. Louis, MO, April 12, 2010 – Charter Communications, Inc. today announced that cable industry veteran Michael J. Lovett has been named President and Chief Executive Officer, effective immediately. Mr. Lovett, who has served as Interim Chief Executive Officer for the past month, will also join Charter’s Board of Directors.

The decision was made following a national search. “Mike has sound strategic vision,  strong operational skills and a commitment to leading Charter in delivering an exceptional experience to its customers, making him clearly the best candidate for this position,” said Eric L. Zinterhofer, Charter’s Chairman of the Board. “With impeccable industry credentials, Mike has been a key member of the Charter leadership team for many years and his professionalism and leadership will serve Charter well as we enter the next phase.”

Mr. Lovett joined Charter in 2003, and has served as Charter’s Executive Vice President and Chief Operating Officer since 2005. Mr. Lovett has served in a number of operating and leadership positions in the industry since 1980, including roles with Centel Communications, Jones Intercable, AT&T Broadband, OneSecure, Inc. and Voyant Technologies Inc.

“During the past year Charter has produced significant accomplishments, and I want to thank all of our employees for their focus and dedication,” said Mr. Lovett. “We are committed to delivering the most robust high-speed Internet, video, and phone solutions to both consumers and businesses, and I see tremendous opportunity for Charter to build on our strong foundation to meet our customers’ evolving needs and exceed their expectations. With a stronger balance sheet and solid operations, we are well positioned to capture that opportunity.”

Charter also announced that Eloise Schmitz, Executive Vice President and Chief Financial Officer, will leave the Company when her contract expires in July 2010.  Ms. Schmitz will remain with the Company on an interim basis to facilitate a smooth transition while a search is conducted.

“Eloise was part of the team that built this company, and we greatly appreciate her leadership over the past 12 years. We’re grateful for her guidance throughout the restructuring, which significantly improved the Company’s balance sheet and financial flexibility.  We wish her well in her future endeavors,” said Mr. Lovett.

About Charter Communications

Charter Communications, Inc. (CCMM - OTC Bulletin Board) is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter CableTM video entertainment programming, Charter InternetTM access, and Charter PhoneTM. Charter Business® similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, video and music entertainment services, and business telephone. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com.

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